                                                     EXHIBIT 99.1

BIOPOOL INTERNATIONAL TO BUY BACK SHARES

ADOPTS SHAREHOLDER RIGHTS PLAN

VENTURA, Calif.--(BUSINESS WIRE)--June 5, 1998--Biopool International Inc. (Nasdaq:BIPL - news) Friday announced that its board of directors has approved a stock repurchase plan for up to 400,000 shares of its common stock.

The action, taken at its annual board of directors meeting held Thursday, is in response to the continued weakness in the company's stock price. The timing and amounts of actual purchases of the company's stock will be determined by management over the next 12 months.

"Our action reflects the board's very strong view that our stock is currently undervalued and demonstrates the confidence the board has in the company's future," said Michael D. Bick, Ph.D., chairman and chief executive officer of Biopool. Bick also indicated, "The company remains in a strong financial position, with approximately $1 million in cash and well over $5 million in working capital. If share prices remain at these levels, we will look to make repurchases of our stock, which we feel is a proper way to maximize shareholder value."

Biopool also announced that it has adopted a Shareholder Rights Plan to protect the company and its shareholders from unsolicited attempts or inequitable offers to acquire the company. The rights plan has no immediate dilutive effect and does not diminish the ability of the company or its shareholders to accept an offer for the company approved by the board.

To implement this Shareholder Rights Plan, the company has declared a dividend distribution of one common share purchase right on each outstanding share of Biopool International common stock on June 18, 1998. The board fixed the exercise price for the rights at $6.50. Each right will entitle its holder (subject to certain exceptions contained in the rights agreement) to purchase, for $6.50, subject to adjustment, shares of the company's common stock having a then current market value of $13, subject to adjustment.

The rights will become exercisable (with certain limited exceptions provided in the rights agreement) following the 10th day after: a) a person or group announces acquisition of 15% or more of the company's common stock, b) a person or group announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of the company's common stock, c) the filing of a registration statement for any such exchange offer under the Securities Act of 1933, as amended, or d) the company's board of continuing directors determines that a person is an "adverse person," as defined in the rights plan.

The company will be entitled to redeem the rights at $.001 per right at certain times as provided in the rights agreement. The rights will expire on June 18, 2008.

If, prior to redemption of the rights, the company sells more than 50% of its assets or earning power or is acquired in a merger or other business combination transaction in which it is not the surviving corporation, the acquiring person must assume the obligations under the rights, which will become exercisable upon the occurrence of certain events to acquire common stock of the acquiring person at the discounted price.

The rights agreement was not adopted in response to any specific effort to acquire control of the company.

Founded in 1987, Biopool International develops, manufactures, and markets a full range of test kits to assess and diagnose disorders of blood coagulation, thrombotic risk factors, fibrinolysis, platelet function, and the vascular system; specialty chemistry controls used to monitor and measure the presence of drugs of abuse; and blood group serology products used to screen for antibodies and group and type whole blood.

The company's product line of more than 150 FDA-approved products is sold to hospitals, blood bank facilities, and clinical and reference laboratories on a worldwide basis by the company's own sales representatives, as well as through an extensive network of distributors.

Contact:

    Biopool International Inc.
    Michael D. Bick, Ph.D. or Carol Hill, 805/654-0643